EXHIBIT 99.1

[Alcoa Logo]

Investor Contact:	Media Contact:

Matt Garth (212) 836-2674 Matthew.Garth@alcoa.com	Monica Orbe (212) 836-2632 Monica.Orbe@alcoa.com

Alcoa Names Kate Hargrove Ramundo Future Arconic Chief Legal Officer

Chief Legal Officer Audrey Strauss to Retire after Distinguished Career

Changes Effective upon Separation of Company

August 24, 2016, NEW YORK—Alcoa (NYSE:AA) announced today that it has named Kate Hargrove Ramundo Executive Vice President, Chief Legal Officer and Corporate Secretary of the future Arconic Inc., a role which will take effect upon the Company’s separation later this year. Ramundo will succeed Audrey Strauss, Alcoa Executive Vice President, Chief Legal Officer and Corporate Secretary, who plans to retire at the completion of Alcoa’s separation.

“Audrey Strauss’s wise counsel and diligent legal representation have been invaluable to Alcoa’s successful transformation and preparation for its historic separation. She retires from this key executive role with our highest respect, admiration and best wishes for this new chapter in a career of extraordinary achievement,” said Alcoa Chairman and CEO Klaus Kleinfeld. “As we chart a new future as Arconic, it is clear that Kate Ramundo’s impressive legal acumen, extensive international experience and successful track record in a wide range of business situations will be an ideal fit for our innovation-driven growth strategy.”

After the Company’s separation, the future Arconic will comprise the current Global Rolled Products (other than the rolling mill operations in Warrick, IN and Saudi Arabia, which will move to Alcoa Corporation), Engineered Products and Solutions, and Transportation and Construction Solutions segments. Arconic will be an innovator of high performance multi-material products and solutions and a global leader in precision engineering and advanced manufacturing. The future Alcoa Corporation, a global, cost-competitive industry leader, will hold the current Upstream and North American packaging businesses. The separation is on track to be completed in the second half of 2016.

Biographical Information on Kate Hargrove Ramundo:

Kate Hargrove Ramundo comes to the future Arconic most recently from ANN, Inc., based in New York, where she served as Executive Vice President, General Counsel and Secretary. Kate earlier served as Vice President, Deputy General Counsel and Assistant Secretary of Colgate-Palmolive. Among her other positions during her 15-year tenure at Colgate, she served as General Counsel of the Europe/South Pacific division, and later managed global specialty legal activities throughout the entire Colgate world, including North America, Europe, Asia, South Pacific, Africa, the Middle East and Latin America. She began her career as a litigator, practicing at major New York-based law firms.

Kate holds a bachelor’s degree from Georgetown University, where she graduated Phi Beta Kappa and magna cum laude, and a J.D. from Columbia University School of Law, where she was a Harlan Fiske Stone Scholar.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 57,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the separation transaction. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) uncertainties as to the timing of the separation and whether it will be completed; (b) the possibility that various closing conditions for the separation may not be satisfied; (c) the outcome of contingencies, including legal proceedings; (d) the impact of the separation on the businesses of Alcoa; (e) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Alcoa’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns; and (f) the other risk factors discussed in the Company’s Form 10-K for the year ended December 31, 2015, and other reports filed with the SEC. The Company disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.